Exhibit 99.1
January 31, 2023
Ferguson Share Repurchase Program - Weekly Report
Ferguson plc (NYSE: FERG, LSE: FERG) (the “Company”) announces today that it purchased a total of 125,964 of its ordinary shares in the period from January 23, 2023, up to and including January 27, 2023, in connection with its $2.5 billion share repurchase program.
Aggregated information about the purchases carried out during this period

Trading day	Aggregate daily volume (in number of shares)	Daily weighted average purchase price of the shares	Trading venue
January 23, 2023	21,303	11,127.6643	XLON
January 24, 2023	25,609	11,210.4065	XLON
January 25, 2023	38,229	11,095.9777	XLON
January 26, 2023	16,088	11,200.0000	XLON
January 27, 2023	24,735	11,217.2508	XLON

The Company intends to hold these shares in treasury. Following the purchase of these shares (including those purchased but not yet settled), the number of shares held by the Company in treasury will be 25,572,850.
Following the purchase of these shares, the remaining number of ordinary shares in issue will be 206,598,332. The figure of 206,598,332 may be used by shareholders (and others with notification obligations) as the denominator for the calculations by which they will determine if they are required to notify their interest in, or a change to their interest in, the Company under the Disclosure Guidance and Transparency Rules.
In accordance with Article 5(1)(b) of Regulation (EU) No 596/2014 (the Market Abuse Regulation), as it forms part of UK law by virtue of the European Union (Withdrawal) Act 2018, and the Commission Delegated Regulation (EU) 2016/1052, detailed information about the individual purchases is attached to this announcement.
http://www.rns-pdf.londonstockexchange.com/rns/3903O_1-2023-1-31.pdf
For further information please contact:
Brian Lantz, Vice President IR and Communications              +1 224 285 2410
Pete Kennedy, Director of Investor Relations                      +1 757 603 0111

February 7, 2023
Ferguson Share Repurchase Program - Weekly Report
Ferguson plc (NYSE: FERG, LSE: FERG) (the “Company”) announces today that it purchased a total of 73,540 of its ordinary shares in the period from January 30, 2023, up to and including February 3, 2023, in connection with its $2.5 billion share repurchase program.
Aggregated information about the purchases carried out during this period

Trading day	Aggregate daily volume (in number of shares)	Daily weighted average purchase price of the shares	Trading venue
January 30, 2023	17,542	11,318.8040	XLON
January 31, 2023	29,543	11,278.1566	XLON
February 1, 2023	18,686	11,480.0000	XLON
February 3, 2023	7,769	12,062.4832	XLON

The Company intends to hold these shares in treasury. Following the purchase of these shares (including those purchased but not yet settled), the number of shares held by the Company in treasury will be 25,646,390.
Following the purchase of these shares, the remaining number of ordinary shares in issue will be 206,524,792. The figure of 206,524,792 may be used by shareholders (and others with notification obligations) as the denominator for the calculations by which they will determine if they are required to notify their interest in, or a change to their interest in, the Company under the Disclosure Guidance and Transparency Rules.
In accordance with Article 5(1)(b) of Regulation (EU) No 596/2014 (the Market Abuse Regulation), as it forms part of UK law by virtue of the European Union (Withdrawal) Act 2018, and the Commission Delegated Regulation (EU) 2016/1052, detailed information about the individual purchases is attached to this announcement.
http://www.rns-pdf.londonstockexchange.com/rns/0586P_1-2023-2-6.pdf
For further information please contact:
Brian Lantz, Vice President IR and Communications              +1 224 285 2410
Pete Kennedy, Director of Investor Relations                      +1 757 603 0111